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NEURALSTEM APPOINTS CATHERINE ANGELL SOHN TO BOARD OF DIRECTORS

ROCKVILLE, MD, January 14, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced the appointment of Catherine Angell Sohn, Doctor of Pharmacy (Pharm.D.), to its Board of Directors, bringing the total number of board members to six. Dr. Sohn is the former Senior Vice President of Business Development and Strategic Alliance, GSK Consumer Healthcare, at GlaxoSmithKline, where she spearheaded global commercialization for this $8 billion division and led a series of international licensing deals. Earlier during her 28-year tenure at GlaxoSmithKline, Dr. Sohn established the U.S. Vaccine Business Unit, leading to the launch of the company’s first vaccine in the U.S., which grew to more than $100 million in sales. She was also involved in the U.S. launch of the company’s central nervous system (CNS) product, Paxil, which subsequently grew to more than $1 billion in sales.

“We are excited to welcome Dr. Sohn to our Board and the Neuralstem team,” said Richard Garr, President and Chief Executive Officer of Neuralstem. “We are approaching a pivotal point for Neuralstem, establishing proof-of-principle in humans in multiple CNS indications around the world. Dr. Sohn's experience directing global commercialization for one of the world's largest pharmaceutical companies will prove invaluable as we build the infrastructure necessary to move our programs and company to the next level.”

"I am honored to join the Neuralstem Board of Directors at this exciting time," stated Dr. Sohn. “Neuralstem’s Phase I trial, with lead candidate NSI-566, was the first FDA-approved neural stem cell trial to treat amyotrophic lateral sclerosis (ALS). The Phase II trial is underway and NSI-566 has been awarded orphan drug designation by the FDA for the treatment of ALS.  I have come to appreciate the transformational potential and breadth of applications for this novel neural stem cell technology platform. I am optimistic that Neuralstem will achieve great things for patients with CNS conditions.  I look forward to working closely with Neuralstem's Board and management team."

Dr. Sohn is also a director on the Boards of Jazz Pharmaceuticals (NASDAQ: JAZZ); Landec Corp (NASDAQ: LNDC), and privately held Dohmen Life Sciences. Dr. Sohn is Dean’s Professor (adjunct) at the University of the Sciences in Philadelphia and serves on the Boards of the World Affairs Council of Philadelphia; the Dean’s Advisory Council for Drexel University School of Public Health, and the External Advisory Board for Drexel University Close School of Entrepreneurship. She is also on the Ben Franklin Technology Partners Life Science Investment Advisory Committee, and the Springboard Enterprises Life Science Council.

Dr. Sohn received a Doctor of Pharmacy from the University of California, San Francisco School of Pharmacy, a Certificate of Professional Development from The Wharton School at the University of Pennsylvania, and is a Certified Licensing Professional and an NACD Governance Fellow.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the Company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The Company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The Company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended September 30, 2013.

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